Exhibit 99.1

WALGREENS CHAIRMAN AND CHIEF EXECUTIVE OFFICER JEFFREY REIN JOINS
JCPENNEY BOARD OF DIRECTORS

Rein Brings Extensive Retail Leadership Experience to JCPenney Board

PLANO, Texas (Oct. 6, 2008) - J. C. Penney Company, Inc. (NYSE: JCP) today announced that Jeffrey A. Rein, chairman and chief executive officer of Walgreen Co. (NYSE: WAG) (NASDAQ: WAG), the nation’s largest retail pharmacy chain, will join the Company’s Board of Directors, effective Dec. 9, 2008.

Myron E. (Mike) Ullman, III, chairman and chief executive officer said, “Jeff is a highly respected leader and a strong addition to our Company’s Board of Directors.  His 27 years of solid experience in developing and executing growth strategies at Walgreens has made it a recognized leader in innovative drugstore retailing and the top choice for customers.  We look forward to Jeff’s contributions to our Board as we focus on gaining market share within the current environment and executing our long-term plans for growth leadership in the retail industry.”

Mr. Rein added, “Walgreens and JCPenney’s core principles are strongly aligned.  JCPenney has achieved notable success in recent years by implementing new and exciting strategies to build deep connections with its customers and associates.  I look forward to working with the Board to build on JCPenney’s growth and success over the long term.”

Mr. Rein, 56, has been with Walgreens for 27 years.  He joined the company as an assistant manager in 1982, was promoted to store manager in 1984, district manager in 1990, divisional vice president and treasurer in 1996 and vice president of marketing systems and services in 2000.  Rein was appointed executive vice president of marketing in 2001 and promoted to president and chief operating officer in 2003.  In 2006, he became chief executive officer and was named chairman in 2007.  Rein received his B.S. degree in accounting in 1974 and a B.S. in pharmacy in 1980, both from the University of Arizona in Tucson.

In addition to Mr. Rein, JCPenney’s Board of Directors includes Mr. Ullman; Colleen C. Barrett, president emeritus of Southwest Airlines Co.; M. Anthony Burns, chairman emeritus of Ryder System, Inc.; Maxine K. Clark, founder, chairman and CEO of Build-A-Bear Workshop, Inc.; Thomas J. Engibous, retired chairman of Texas Instruments Incorporated; Kent B. Foster, retired chairman of Ingram Micro Inc.; Ken C. Hicks, president and chief merchandising officer of J. C. Penney Company, Inc.; Burl Osborne, retired chairman of The Associated Press; Leonard H. Roberts, retired chairman and CEO of RadioShack Corporation; Javier G. Teruel, retired vice chairman of Colgate-Palmolive Company and partner, Spectron Desarrollo, SC; R. Gerald Turner, president of Southern Methodist University; and Mary Beth West, executive  vice president and chief marketing officer of Kraft Foods Inc.

For further information, contact:

Public Relations
Darcie Brossart
(972) 431-3400; jcpcorpcomm@jcpenney.com

Investor Relations
Phil Sanchez; (972) 431-5575; psanc3@jcpenney.com
Kristin Hays; (972) 431-1261; klhays@jcpenney.com

About JCPenney

JCPenney is one of America's leading retailers, operating 1,093 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com, and the nation's largest general merchandise catalog business. Through these integrated channels, JCPenney offers a wide array of national, private and exclusive brands which reflect the Company's commitment to providing customers with style and quality at a smart price. Traded as "JCP" on the New York Stock Exchange, the Company posted revenue of $19.9 billion in 2007 and is executing its strategic plan to be the growth leader in the retail industry. Key to this strategy is JCPenney's "Every Day Matters" brand positioning, intended to generate deeper, more emotionally driven relationships with customers by fully engaging the Company's 155,000 Associates to offer encouragement, provide ideas and inspire customers every time they shop with JCPenney.

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